Exhibit 99.1

Next Inc. Terminates Equity Line

Monday August 2, 9:03 am ET

CHATTANOOGA, Tenn.—(BUSINESS WIRE)—Aug. 2, 2004—Next Inc. (OTCBB:NXTI - News) an emerging leader in the sportswear and promotional products industry announced today that it has voluntarily terminated a $10 million equity line with Boston-based Dutchess Private Equities Fund, LP.

The company cited improvement in liquidity from both the National City credit facility and the Global Capital equity infusion completed in April of 2004 as the reason for the termination. Under the terms of the agreement, Next could have elected to receive as much as $10 million from Dutchess for common stock issued to them at the option of the Company over the next three years.

No stock was ever issued to Dutchess and management believes the Company no longer needs to have the line or the associated potential dilution to the existing shareholder base. There will also be no termination costs paid to Dutchess. If an accretive acquisition target presents itself, the Company believes it will be able to obtain the necessary financing to accomplish its goals.

Charles Thompson, CFO of Next Inc. stated, “We remain highly impressed with the track record of success Dutchess has created with their extensive portfolio of companies. They have been professional and accommodating and we sincerely appreciate their support. The termination of the equity line is in no way a reflection on them but rather a reflection of our company’s improved financial infrastructure.”

About Next Inc. http://www.nextinc.net

Next, Inc. is a creative and innovative sales and marketing organization that designs, develops, markets, and distributes licensed and branded promotional products and imprinted sportswear primarily through major college and university, motor sports and other major promotional key licensing agreements and the Company’s own proprietary designs. Next is one of the dominant companies in the highly fragmented licensed promotional products and imprinted sportswear industries.

The company has expanded its distribution to include e-commerce through which a significant amount of the Company’s most popular licensed products is marketed. The most significant are www.americanbiker.net, www.rpmsportsusa.com and www.campustraditionsusa.com.

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, which contains a safe harbor for forward-looking statements. The Company relies on this safe harbor in making such disclosures. The statements are based on management’s current beliefs and assumptions about expectations, estimates, strategies and projections. These statements are not guarantees of future performance or results and involve risks, uncertainties and assumptions that are difficult to predict. Therefore, actual outcomes and results may differ materially from what is expressed or forecasted in such forward-looking statements.